Exhibit C
CONCERNED SHAREHOLDERS RECEIVE MAJORITY SUPPORT FOR CHANGES TO HELIX BOARD AND CALLS ON BOARD TO MAINTAIN ORDINARY COURSE BUSINESS ACTIVITIES UNTIL CHANGES ARE EFFECTIVE
Toronto, Ontario: (Marketwire: November 8, 2011) A group of concerned shareholders (“Concerned Shareholders”) of Helix BioPharma Corp. (“Helix”), announced today that they have received firm commitments from a majority of Helix shareholders in support of their initiative to make changes to the Helix board of directors. The Concerned Shareholders have entered into voting and support agreements with 11 shareholders of Helix representing an aggregate of 25,935,956 common shares of Helix and, together with the 7,887,720 common shares of Helix held by the Concerned Shareholders, representing 50% of the issued and outstanding shares of Helix. These shareholders also hold warrants exercisable into an additional 6,415,000 Helix shares, representing an additional 4% of Helix shares assuming the warrants are exercised.
Helix announced on October 18, 2011, that it had received a shareholder requisition to call a meeting of shareholders to elect directors and today Helix announced that a shareholder meeting has been called for January 30, 2012.
The Concerned Shareholders intend to mail a dissident proxy circular and proxy to Helix shareholders to identify their nominees to the board and to describe the benefits of the initiative for all shareholders of Helix. The Concerned Shareholders believe that at this point of time the change of the composition of the board will provide a new dimension for the future development of Helix.
Recognizing the majority and firm support for changes to the Helix board, counsel to the Concerned Shareholders today sent a letter to Helix, through its counsel, requesting that, until the board is elected by the shareholders at the January meeting, Helix should not engage in any activities outside the ordinary course of Helix’s business, including any corporate finance activities, the assignment of any rights to any technology or patents or other strategic decisions about product development. Helix has been advised that the Concerned Shareholders believe it is of critical importance to preserve resources and economic prospects of Helix during these difficult financial markets for the benefit of Helix and its shareholders and that counsel has been asked to vigilantly monitor any decisions made by Helix and oppose, on behalf of shareholders, any decisions that are not consistent with the best interests of Helix and the requests in the letter.
Furthermore, Helix board has been cautioned to abstain from any actions which may result in dilution to the voting power of the Concerned Shareholders and those who support the initiatives for changes to the Helix board or which may delay holding the shareholders’ meeting as such actions will be viewed as inappropriate tactics purely designed to entrench the current slate of directors which, in the view of a majority of shareholders, has been underperforming.
Mr. Zbigniew Lobacz, a significant shareholder of Helix and a representative of the Concerned Shareholders, commented: “After unsatisfactory discussions with the board and management about potential changes to the board in early October we have come to believe that such measures are necessary. The Concerned Shareholders and the other shareholders who support our efforts are confident that, given the shareholders meeting is only weeks away, the board will act for the benefit of the company and respect these reasonable requests which we believe will help Helix and its shareholders move on to the next stage of growth in a positive manner.”

The Concerned Shareholders have retained Phoenix Advisory Partners, a proxy solicitation and shareholder services firm, to assist shareholders who wish to support their efforts to make changes to the Helix board.
Certain statements contained in this release constitute forward-looking statements, such as statements relating to the mailing of a dissident proxy circular and the ability of the Concerned Shareholders to effect change to the board of directors of Helix. Such statements reflect the Concerned Shareholders’ current information on the number of issued and outstanding shares of Helix as reported in Helix’s report for the year ended July 31, 2011 and assume that the procedure for holding shareholders meetings and the voting of shares held by beneficial shareholders used by Helix in the past will continue to be used. Forward looking statements contained in this release are subject to certain risks and uncertainties. Actual results may differ from those in the forward looking statements should one or more of these risks or uncertainties materialize. Such risks include, but are not limited to, lack of cooperation from the current board and management of Helix to hold the shareholders meeting and allow Helix shareholders to vote and other decisions and actions by the current board and management of Helix which could block any efforts to bring change to the board or could cause irreversible damage to the assets or future prospects for Helix. All such factors should be considered carefully when making decisions with respect to Helix, and undue reliance should not be placed on the Concerned Shareholders’ forward looking statements. The Concerned Shareholders do not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on their behalf, except as required under applicable law.
This news release does not constitute a solicitation of proxies, and is being issued in accordance with legal requirements under applicable Canadian and U.S. Securities laws. In addition, certain disclosure filings relating to the Concerned Shareholders have been made with the United States Securities and Exchange Commission pursuant to the U.S. Securities &Exchange Act of 1934, as amended. For further information, contact:
Susy Monteiro
Phoenix Advisory Partners
647-351-3085